As filed with the Securities and Exchange Commission on March 26, 2018.

Registration No. 333-223444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OP BANCORP

(Exact name of registrant as specified in its charter)

California	6022	81-3114676
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 Wilshire Boulevard, Suite 500

Los Angeles, California 90017

(213) 892-9999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Min Kim

President and Chief Executive Officer

OP Bancorp

1000 Wilshire Boulevard, Suite 500

Los Angeles, California 90017

(213) 892-9999

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Mark A. Bonenfant, Esq. Buchalter A Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, California 90017 (213) 891-5020	Christine Oh Executive Vice President and Chief Financial Officer OP Bancorp 1000 Wilshire Boulevard, Suite 500 Los Angeles, California 90017 (213) 892-9999	Joshua A. Dean, Esq. Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, 4th Floor Costa Mesa, California 92626 (714) 424-8292

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value per share	2,300,000	$11.50	$26,450,000	$3,294

(1)	Includes 300,000 shares of common stock that the underwriters have the option to purchase from the registrant.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933. This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 of OP Bancorp is being filed for the sole purpose of re-filing Exhibit 1.1 and Exhibit 5.1 hereto.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13—Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.

Amount
SEC registration fee	$3,294
FINRA filing fee	5,675
Nasdaq listing fee	125,000
Legal fees and expenses	395,000
Accounting fees and expenses	220,000
Printing fees and expenses	150,000
Transfer agent and registrar fees and expenses	3,000
Miscellaneous	23,031

Total	$925,000

ITEM 14—Indemnification of Directors and Officers.

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, an California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Section 317 of the CGCL also provides that to the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

Our articles of incorporation provide that the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Our articles of incorporation and bylaws also provide that we are authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits of such excess indemnification set forth in Section 204 of the CGCL.

We have also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 317 of the CGCL provides that a California corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in any that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under CGCL Section 317.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act.

ITEM 15—Recent Sales of Unregistered Securities.

In connection with the bank holding company reorganization effective June 1, 2016, the Company issued 12,715,495 shares of its common stock to the Bank’s shareholders in exchange, on a one-for-one basis, for all of their shares of common stock of the Bank. Additionally, all stock options for common stock of the Bank granted under the 2010 Plan and the 2005 Plan were converted into stock options for common stock of the Company on a one-for-one basis. The issuance of these shares and stock options was exempt from registration under the Securities Act, pursuant to Section 3(a)(12) thereof.

Since June 1, 2016, we issued a total of 200,000 shares of our common stock upon exercise of stock options and a total of 329,653 shares of our common stock upon vesting of restricted stock units pursuant to the 2010 Plan and the 2005 Plan. The per share exercise price of the stock options exercised during this period ranged from $2.53 to $8.00. The aggregate proceeds were $598,000. The issuances of common stock were exempt from the registration requirements of the Securities Act pursuant to Rule 701.

None of the transactions described in this Item 15 involved any underwriters, underwriting discounts or commissions.

ITEM 16—Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1	Articles of Incorporation of OP Bancorp[1]

3.2	Amended and Restated Bylaws of OP Bancorp[1]

4.1	Specimen common stock certificate of OP Bancorp[1]

5.1	Form of Opinion of Buchalter, A Professional Corporation

10.1	Employment Agreement, dated November 1, 2017, between OP Bancorp and Min J. Kim[1,2]

10.2	Employment Offer Letter, dated June 10, 2010, from First Standard Bank to Christine Oh1,2

10.3	Employment Offer Letter, dated April 28, 2010, from First Standard Bank to Steve Park[1,2]

10.4	Employment Offer Letter, dated September 9, 2013, from First Standard Bank to Ki Won Yoon[1,2]

10.5	Employment Offer Letter, dated April 27, 2010, from First Standard Bank to Kathrine Duncan[1,2]

10.6	2010 Equity Incentive Plan[1,2]

10.7	First Amendment to the 2010 Equity Incentive Plan[1,2]

10.8	Form of Stock Option Award under the 2010 Equity Incentive Plan[1,2]

10.9	Form of Restricted Stock Unit Agreement under the 2010 Equity Incentive Plan[1,2]

10.10	2005 Director and Employee Stock Option Plan[1,2]

10.11	Form of Stock Option Award under the 2005 Director and Employee Stock Option Plan[1,2]

10.12	OP Bancorp 2017 Management Incentive Plan[1,2]

10.13	OP Bancorp Change in Control Severance Plan[1,2]

10.14	Form of Indemnification Agreement entered into with all of the directors and executive officers of OP Bancorp[1,2]

10.15	Coexistence Agreement with Open Bank S.A.[1]

21.1	Subsidiaries of OP Bancorp[1]

23.1	Consent of Crowe Horwath LLP[1]

23.2	Form of Consent of Buchalter, A Professional Corporation (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)[1]

99.1	Bylaws of Open Bank[1]

99.2	First Amendment of Bylaws of Open Bank[1]

1	Previously filed.
2	Indicates a management contract or compensatory plan.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17—Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 26, 2018.

OP BANCORP

By:	/s/ Min J. Kim
Min J. Kim
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Min J. Kim Min J. Kim	Director; Chief Executive Officer and President (principal executive officer)	March 26, 2018

/s/ Christine Y. Oh Christine Y. Oh	Executive Vice President; Chief Financial Officer (principal financial and accounting officer)	March 26, 2018

/s/ Brian Choi* Brian Choi	Director (Chairman)	March 26, 2018

/s/ Ernest E. Dow* Ernest E. Dow	Director	March 26, 2018

/s/ Jason Hwang* Jason Hwang	Director	March 26, 2018

/s/ Soo Hun Jung, M.D.* Soo Hun Jung, M.D.	Director	March 26, 2018

/s/ Ock Hee Kim* Ock Hee Kim	Director	March 26, 2018

/s/ Myung Ja (Susan) Park* Myung Ja (Susan) Park	Director	March 26, 2018

/s/ Yong Sin Shin* Yong Sin Shin	Director	March 26, 2018

*By:	/s/ Christine Y. Oh	March 26, 2018
Attorney-In-Fact